Exhibit 99.1

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Consolidated Financial Statements

For the Years Ended December 31, 2024 and 2023
With Report of Independent Auditor

Cobbs Allen Capital Holdings, LLC and Subsidiaries

Report of Independent Auditors

To the Board of Directors of Cobbs Allen Capital Holdings, LLC
Opinion
We have audited the accompanying consolidated financial statements of Cobbs Allen Capital Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations, of changes in redeemable members' interests, redeemable noncontrolling interests, and noncontrolling interests and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.
Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:
1.Exercise professional judgment and maintain professional skepticism throughout the audit.
2.Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
3.Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
4.Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
5.Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama
December 15, 2025

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$43,425	$47,536
Fiduciary cash	119,900	78,334
Restricted cash	245	—
Commissions and fees receivable, net	45,216	42,533
Fiduciary receivables	97,837	65,806
Prepaid expenses and other current assets	11,889	8,257
Total current assets	318,512	242,466
Property and equipment, net	8,129	4,613
Intangible assets, net	28,442	28,585
Goodwill	20,199	12,648
Other assets	47,230	51,284
Total assets	$422,512	$339,596
Liabilities, Redeemable noncontrolling interest, and Members' Equity
Current liabilities:
Fiduciary liabilities	$217,737	$144,140
Accounts payable and accrued expenses	8,317	9,327
Commission and bonuses payable	41,454	37,612
Current portion of long-term debt	18,976	8,174
Other liabilities	13,128	10,196
Total current liabilities	299,612	209,449
Accrued stock based compensation	613,811	570,698
Long-term debt, net of issuance costs	124,591	66,283
Other long-term liabilities	20,659	20,321
Total liabilities	1,058,673	866,751
Commitments and contingencies (Note 15)
Redeemable noncontrolling interest	10,655	9,139
Redeemable members' interests	(649,571)	(542,193)
Noncontrolling interests in consolidated subsidiaries	2,755	5,899
Redeemable members' interests, redeemable noncontrolling interests, and noncontrolling interests	(636,161)	(527,155)
Total liabilities, redeemable members' interests, redeemable noncontrolling interests, and noncontrolling interests	$422,512	$339,596

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
(in thousands)	2024	2023
Revenues	$282,037	$271,315
Operating expenses:
Commissions, salaries and benefits	320,452	258,120
Depreciation expense	829	771
Amortization expense	6,860	5,861
Other operating expense, net	42,756	34,651
Total operating expenses	370,897	299,403
Operating loss	(88,860)	(28,088)
Other expenses:
Impairment loss on equity method investment	(2,560)	—
Interest expense, net	(8,969)	(5,176)
Other expense, net	(4,221)	(2,022)
Total other expenses	(15,750)	(7,198)
Loss from operations before income tax expense	(104,610)	(35,286)
Income tax expense	4,049	7,035
Net loss	(108,659)	(42,321)
Net loss attributable to noncontrolling interests	(3,564)	(2,392)
Net loss attributable to Cobbs Allen Capital Holdings, LLC	$(112,223)	$(44,713)

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Consolidated Statements of Changes in Redeemable Members' Interests, Redeemable Noncontrolling Interests, and Noncontrolling Interests

(in thousands)	Redeemable Noncontrolling Interest	Redeemable Members' Interests	Noncontrolling Interest	Total
As of December 31, 2022	$5,254	$(509,585)	$8,420	$(495,911)
Net loss	1,814	(44,713)	578	(42,321)
Interests issued	2,096	8,773	262	11,131
Distributions to Members	—	(54)	—	(54)
Noncash exchange of Noncontrolling interests	(25)	3,386	(3,361)	—
As of December 31, 2023	9,139	(542,193)	5,899	(527,155)
Net loss	1,305	(112,223)	2,259	(108,659)
Interests issued	211	2,776	—	2,987
Distributions to Members and Noncontrolling interest holders	—	(104)	(1,696)	(1,800)
Redemption of interests	—	(1,183)	(351)	(1,534)
Noncash exchange of Noncontrolling interests	—	3,356	(3,356)	—
As of December 31, 2024	$10,655	$(649,571)	$2,755	$(636,161)

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net loss	$(108,659)	$(42,321)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation expense	829	771
Amortization expense	6,860	5,861
Stock-based compensation	129,198	84,739
Amortization of debt issuance costs	57	47
Impairment loss on equity method investment	2,560	—
Employee loan forgiveness	4,063	4,429
Income from equity method investments	(816)	(1,032)
Distributed earnings from equity method investments	677	352
Other	(2,120)	(2,114)
Changes in operating assets and liabilities:
Commissions and fees receivable, net	(1,612)	(15,248)
Prepaid expenses and other current assets	(5,782)	(3,932)
Commissions payable and bonus payables	3,842	9,419
Accounts payable and accrued expenses	(19,975)	4,629
Redemptions of liability classified membership units	(45,719)	(27,362)
Other liabilities	677	(2,578)
Net cash provided by operating activities	(35,920)	15,660
Cash flows from investing activities:
Purchases of property and equipment	(4,019)	(5,028)
Purchases of subordinated notes	(6,955)	(7,301)
Purchases of other assets	(251)	(217)
Purchase of intangible assets	(4,193)	(781)
Purchase of company-owned life insurance	(80)	(492)
Purchase of equity method investments	—	(1,813)
Proceeds from the sale of fixed assets	243	972
Return of invested capital from equity method investments	9	73
Acquisition	9,608	—
Repayment from subordinated notes	9,255	—
Net cash provided by (used in) investing activities	$3,617	$(14,587)

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2024	2023
Cash flows from financing activities:
Redemptions of redeemable members interest	(1,183)	—
Noncontrolling interest redemptions	(351)	—
Distributions to members and noncontrolling interest holders	(1,800)	(54)
Proceeds from sales of noncontrolling interests in consolidated subsidiaries	186	2,130
Member contributions	2,776	8,773
Repayments of long-term debt	(13,622)	(2,899)
Payment of debt issuance costs	(75)	—
Proceeds from long-term debt	42,014	16,000
Purchase of interest rate caps	(743)	(463)
Cash received on interest rate caps	1,234	692
Change in fiduciary cash	41,567	10,093
Net cash provided by financing activities	70,003	34,272
Net increase in cash and cash equivalents and restricted cash inclusive of fiduciary cash	37,700	35,345
Cash and cash equivalents and restricted cash inclusive of fiduciary cash:
Beginning of year	125,870	90,525
End of year	$163,570	$125,870

Supplemental disclosure of cash flow information:
Cash paid for interest	$6,981	$4,427
Cash paid for taxes	4,168	4,425
Supplemental schedule of noncash investing and financing activities:
Increase in unitholder note payable for purchase of units	$39,116	$6,807
Right-of-use assets obtained in exchange for operating lease liabilities	2,625	8,823
Noncash exchange of subsidiary economic interest for units	3,356	3,386
Right-of-use assets increase through lease modification and reassessments	303	99
Noncash purchase of company-owned life insurance with long-term debt	1,621	—
Noncash exchange of unitholder loan for units	1,275	—
Noncash exchange of note receivable for investment in subsidiary	584	—
Noncash commission reduction for equity purchase	—	228
Reconciliation of cash and cash equivalents and restricted cash inclusive of fiduciary cash
Cash and cash equivalents per consolidated balance sheet	$43,425	$47,536
Restricted cash per consolidated balance sheet	245	—
Fiduciary cash per the consolidated balance sheet	119,900	78,334
Cash and cash equivalents and restricted cash inclusive of fiduciary cash at end of year per consolidated statements of cash flows	$163,570	$125,870

The accompanying notes are an integral part of these consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

1. Business and Basis of Presentation
Description of Business
Cobbs Allen Capital Holdings, LLC (the “Company”) was formed as a limited liability company under the laws of the State of Delaware on November 17, 2022 as part of a plan to reorganize and consolidate CAH Holdings, Inc. (“CAH” or “Cobbs Allen & Hall”) and CAC Holdings, LLC (“CAC” or “Cobbs Allen Capital”) under common ownership. The consolidation of these entities was accounted for as a transaction between entities under common control. Accordingly, the assets and liabilities of the predecessor entities were combined and are presented at their historical carrying amounts in these consolidated financial statements.
The Company is a diversified financial services organization that offers specialty insurance brokerage, structured insurance solutions, and related advisory services to clients across the United States.
Basis of Financial Statement Preparation and Principles of Consolidation
The accompanying consolidated financial statements were prepared in accordance with the generally accepted accounting principles in the U.S. ("GAAP") and include the accounts of the Company, its wholly and majority owned subsidiaries, and variable interest entities ("VIE") in which the Company is deemed to be the primary beneficiary. All intercompany transactions and balances have been eliminated in consolidation.
ASC Topic 810, Consolidation (“ASC 810”) requires that if an enterprise is the primary beneficiary of a VIE, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise. Refer to Note 4. Variable Interest Entities for additional information regarding the Company’s variable interest entities.
For consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income or loss attributable to noncontrolling interests is presented on the consolidated statements of operations, and the portion of members’ equity of such subsidiaries is presented as a noncontrolling interest on the consolidated balance sheets.
The consolidated financial statements and notes have been prepared in conformity with Rule 3-05 of Regulation S-X promulgated under the Securities Act of 1933, as amended (the Securities Act).
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying consolidated financial statements include the application of guidance for revenue recognition, and impairment of long-lived assets and goodwill.
2. Summary of Significant Accounting Policies
Cash and Cash Equivalents
The Company defines cash equivalents as highly liquid investments having an original maturity of three months or less.
Restricted Cash
Restricted cash includes amounts that are legally restricted as to use or withdrawal. The Company holds restricted cash specifically for use of its company owned life insurance.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

Fiduciary Cash, Fiduciary Receivables, and Fiduciary Liabilities
The Company holds certain fiduciary cash balances related to its insurance brokerage activities. In the normal course of business, the Company collects premiums and other policy-related amounts from insureds for remittance to insurance carriers and state departments of insurance for applicable surplus lines taxes and regulatory fees. These fiduciary funds are segregated from operating cash, are not available to satisfy the Company’s general obligations, and are remitted to the appropriate parties when due. Fiduciary cash on the balance sheet represents amounts collected but not yet remitted as of the respective reporting date.
Uncollected premiums are presented as fiduciary receivables. Likewise, payables to insurance companies are presented as fiduciary liabilities. The change in fiduciary cash is presented as cash flows from financing activities in the consolidated statements of cash flows. The interest income earned on these unremitted funds, where allowed by state law, is reported as revenues in the consolidated statements of operations.
Marketable Securities
Marketable securities include investments in equity and alternative securities. Marketable securities held by the Company are accounted for under ASC 321 - Investments, Equity Securities ("ASC 321") and are carried at their fair value. Any gain/loss applicable from the fair value change is recorded in earnings.
Commissions and Fees Receivable, Net
Commissions and fees receivable, net represent commissions, fees and contingent revenues due to the Company for its services, including contract assets. Fees receivable represent consulting fees, service fees and other related amounts due from clients in service transactions. Contract assets arise when the Company recognizes revenue for amounts that have been earned but not yet billed, primarily related to direct bill commission accruals.
Commissions and fees receivable, net are reported net of allowances for estimated policy cancellations. The allowance for estimated policy cancellations was $0.6 million and $0.4 million at December 31, 2024 and 2023, respectively, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of client insurance policies that were in force as of each year end. The allowance for estimated policy cancellations is established through a charge to revenues. Additionally, the Company recognizes an allowance for credit losses that reflects the Company's estimate of expected credit losses. The allowance for expected credit losses was $0.5 million and $0.3 million at December 31, 2024 and 2023, respectively. The expense for expected credit loss was $0.3 million and $0.2 million for the years ended December 31, 2024 and 2023, respectively which is a component of other operating expenses, net within the consolidated statements of operations.
Subordinated Notes
The Company invests in subordinated notes which it classifies as held-for-investment based on management’s positive intent and ability to hold the securities for the foreseeable future or to maturity. These notes are carried at amortized cost and presented in other assets on the consolidated balance sheets. As of December 31, 2024 and 2023, the Company held investments in subordinated notes of $5.0 million and $7.3 million, respectively.
Interest income from subordinated notes was approximately $0.6 million for the year ended December 31, 2024 which is presented in revenue on the consolidated statements of operations. Accrued interest income is presented as a component of prepaid expenses and other current assets within the consolidated balance sheets and was $0.6 million as of December 31, 2024. There was no interest income or accrued interest receivable as of and for the year ended December 31, 2023.
The Company evaluates its subordinated notes for credit losses under ASC 326 - Current Expected Credit Losses ("ASC 326") at each reporting period. The Company monitors the credit quality of its subordinated notes by reviewing the financial performance of the underlying investments and considering the seniority of the notes in the capital structure. As of December 31, 2024 and 2023, the Company has not identified any expected credit losses on its outstanding subordinated notes.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

Employee Loans
The Company has notes and salary advances receivable from employees and members. A portion of the notes receivable are forgivable over the specified term of the note, typically three to four years, unless the employee is voluntarily or involuntarily terminated during the term of the agreement. The forgivable notes are amortized over the term of the agreement as a component of commissions, salaries and benefits in the consolidated statements of operations. As of December 31, 2024 and 2023, the Company had employee loans with short-term balances of $6.8 million and $3.9 million, respectively, which are included in prepaid expenses and other assets within the consolidated balance sheets. As of December 31, 2024 and 2023, the Company had employee loans with long-term balances of $4.5 million and $9.5 million, respectively, which are included in other assets within the consolidated balance sheets.
Property and Equipment, Net
Property and equipment are carried at cost less accumulated depreciation and includes expenditures that substantially increase the useful lives of existing property and equipment. Maintenance, repairs, and minor renovations are charged to operations as incurred. When property and equipment is retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any gain or loss on the disposition is credited or charged to operations.
The Company provides for depreciation of property and equipment using the straight-line method designed to amortize costs over estimated useful lives as follows:

Classification	Estimated Useful Life
Furniture and fixtures	7 years
Office equipment	5 years
Computer equipment	3 years
Computer software	3 years
Aviation equipment	7 years
Automobiles	5 years
Leasehold improvements	Estimated useful life of lease (1)
__________
(1)     Leasehold improvements are held at the shorter of (i) the useful life of the improvement or (ii) the remaining lease term.
Business Combinations
The Company accounts for business combinations using the acquisition method of accounting and measures all assets acquired and liabilities assumed, including contingent consideration and all contractual contingencies, at fair value as of the acquisition date. The Company expenses direct transaction costs as incurred in other expense, net in the consolidated statements of operations. Results of operations of the acquired companies are included in the consolidated financial statements from their respective acquisition dates.
Contingent Consideration
The Company accounts for contingent consideration relating to business combinations as a contingent consideration liability and an increase to goodwill at the date of acquisition and continually remeasures the liability at each balance sheet date by recording changes in fair value through other operating expenses, net in the consolidated statements of operations. The ultimate settlement of contingent consideration liabilities relating to business combinations may be for amounts that are materially different from the amounts initially recorded and may cause volatility in the Company’s results of operations.
The Company determines the fair value of the contingent consideration liabilities based on the probability weighted value analysis and the Monte Carlo simulation as discussed further in Note 6. Fair Value Measurement.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

Intangible Assets, Net and Goodwill
In applying the acquisition method of accounting for business combinations, intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. The Company recognizes both intangible assets with indefinite lives, like trade names, and intangible assets with definite lives, like customer relationships and non-compete agreements. Intangible assets with definite lives are amortized over their estimated useful lives and are reviewed for impairment if indicators of impairment arise. If an event has occurred, the Company compares the carrying amount of the asset to the estimated future undiscounted cash flows expected to result from the use of the asset. To the extent that the estimated future undiscounted cash flows are less than the carrying amount of the asset, the asset is permanently written down to its estimated fair market value and an impairment loss is recognized. No impairment losses related to intangible assets were recognized for the years ended December 31, 2024 and 2023.
Amortization of the intangible assets with definite lives is computed using the straight-line method over the estimated useful lives as follows:

Classification	Amortization Method	Estimated Useful Life
Customer relationships intangibles	Straight-line basis	15 years
Capitalized software	Straight-line basis	3 years
Non-compete agreements	Straight-line basis	5 years
Certain acquired trade name intangible assets have an indefinite life and are not amortized, but instead are assessed for impairment at least annually by either performing a qualitative assessment or a quantitative test similar to the approach described below.
In applying the acquisition method of accounting for business combinations, the excess of purchase price of an acquisition over the fair value of the identifiable tangible and intangible assets is assigned to goodwill. We test goodwill for impairment annually or more frequently when events or changes in circumstances indicate the fair value of a reporting unit may be less than its carrying amount. Events or circumstances that could trigger an impairment review include, but are not limited to, a significant adverse change in legal factors or in the business or political climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company’s use of the acquired assets or the strategy for the Company’s overall business, significant negative industry or economic trends or significant underperformance relative to projected future results of operations.
The process for evaluating potential impairment of goodwill is highly subjective and requires significant judgment. The Company may first perform a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If so, or if the Company elects to bypass the qualitative assessment, a quantitative impairment test is performed by comparing the estimated fair value of the reporting unit with its carrying amount. If the carrying amount exceeds the estimated fair value, an impairment loss is recognized for the amount of the excess. On December 31, 2024, the Company performed its annual impairment evaluation. No impairment losses related to goodwill were recognized for the years ended December 31, 2024 and 2023.
The Company capitalizes certain costs to develop software for internal use as capitalized software in accordance with ASC Topic 350-40, Internal-Use Software ("ASC 350-40"). Costs incurred during the preliminary project stage and post-implementation stage of an internal-use software project are expensed as incurred while costs incurred during the application development stage of an internal-use software project are capitalized. Costs related to updates and enhancements to the software are only capitalized if they result in additional functionality to the Company. Capitalized software is included as a component of intangible assets, net, on the consolidated balance sheets.
Company-Owned Life Insurance
The Company owns life insurance policies on members and employees of the Company ("COLI"). These policies are recorded at their cash surrender value or the amount that can be realized as of the Company's reporting date. Certain of the Company's policies are indexed to the performance of the Standard & Poor's 500 and are designed with a guaranteed minimum return feature that prevents losses. Cash paid for premiums and cash settlement proceeds are classified as investing activities in the consolidated statements of cash flows as proceeds are expected to exceed amounts necessary to replace income or to fund employee benefits. As of December 31, 2024 and 2023 the Company had $4.3 million and $2.8 million of COLI, respectively, which are included in other assets within the consolidated balance sheets.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

Leases
The Company accounts for leases under ASC Topic 842, Leases (“Topic 842”). The Company determines whether an arrangement contains a lease at inception of the contract by evaluating whether the arrangement conveys the right to control the use of an identified asset for a period of time in exchange for consideration and whether we obtain substantially all of the economic benefits from and have the ability to direct the use of the asset. The Company has elected the short-term lease exemption, and therefore, leases with an initial term of twelve months or less are not recorded on the consolidated balance sheets.
At the lease commencement date, the Company recognizes a lease liability and a right-of-use (“ROU”) asset representing our right to use the underlying asset over the lease term. The initial measurement of the lease liability is calculated on the basis of the present value of the remaining lease payments and the ROU asset is measured on the basis of this liability, adjusted by prepaid and accrued rent and lease incentives. Arrangements may include options to extend or terminate the lease arrangement. These options are included in the lease term used to establish ROU assets and lease liabilities when it is reasonably certain they will be exercised. ROU assets are included in other assets on the consolidated balance sheets. The current portion of lease liabilities is included in other liabilities, and the long-term portion is included in other long-term liabilities on the consolidated balance sheets. The Company will reassess expected lease terms based on changes in circumstances that indicate options may be more or less likely to be exercised. The subsequent measurement of a lease is dependent on whether the lease is classified as an operating lease or a finance lease. The Company does not have any financing leases. Operating lease cost is recognized on a straight-line basis over the lease term, with the cost included in other expense, net on the consolidated statements of operations.
The Company’s leases require other payments such as costs related to service components, real estate taxes, common area maintenance, and insurance. These costs are generally variable in nature and based on the actual costs incurred and required by the lease. The Company has elected the practical expedient under ASC 842 to not separate lease and non-lease components for all classes of underlying assets. As a result, variable costs such as real estate taxes, common area maintenance, insurance, and other service-related components are expensed as incurred and presented as variable lease costs.
A lessee is required to use the rate implicit in the lease when measuring the lease liability, unless that rate is not readily determinable. Alternatively, a lessee is permitted to use our incremental borrowing rate (“IBR”), which is defined as the rate of interest that we would have to pay to borrow on a collateralized basis over a similar term and amount equal to the lease payments in a similar economic environment. Since the rates implicit in our leases are not readily determinable, the Company uses our IBR when measuring our leases.
Derivative Instruments
The Company utilizes interest rate caps to manage the Company’s interest rate exposure. The Company is exposed to interest rate risk primarily through its variable-rate long-term debt facilities, as described in Note 9. Long-Term Debt, Net of Issuance Costs. The Company’s objective in using derivative instruments is to mitigate the impact of interest rate fluctuations on its earnings and cash flows. The Company does not enter into derivative contracts for trading or speculative purposes. The Company has not designated the derivatives as a hedging instrument for accounting purposes; and, accordingly, the change in fair value of this derivative is recognized in earnings as a component of interest expense. Refer to Note 6. Fair Value Measurement for change in fair value of interest rate caps. Cash payments and receipts under the derivative instruments are classified within cash flows from financing activities in the accompanying consolidated statements of cash flows.
Equity Method Investments
The Company holds equity method investments in entities in which it has deemed to have significant influence over the operating and financial policies of the investee. These investments are accounted for using the equity method of accounting in accordance with ASC 323, Investments-Equity Method and Joint Ventures. Under the equity method of accounting, investments, which are included as a component of other assets on the consolidated balance sheets, are initially recorded at cost and subsequently adjusted for the Company's proportionate share of the investee's earnings or losses, distributions received from the investee, and other comprehensive income of the investee. The income or loss from equity method investments is included as a component of other expense, net in the consolidated statements of operations.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

The Company's equity method investments include a 20% interest in Next Chapter Associates, LLC, a 10% interest in Applied Risk Capital, and an approximate 100% economic interest in certain series-protected cells within captive insurance facilities over which the Company does not have power. While the Company holds less than a 20% interest in Applied Risk Capital, it has significant influence over the board of directors. As of December 31, 2024 and 2023, the carrying values of the Company's equity method investments were $3.8 million and $5.6 million, respectively, which are included in other assets within the consolidated balance sheets.
Equity method investments are reviewed for impairment when changes in facts and circumstances indicate that the current fair value may be less than the asset’s carrying amount. If the Company determines the decline in the value of its equity method investment is other than temporary, an impairment charge is recorded in an amount equal to the excess of the carrying value of the asset over its fair value.
During the year ended December 31, 2024, the Company determined that its investments in certain series-protected cells within captive insurance facilities experienced an other-than-temporary impairment due to the unilateral transfer of all of its income-generating assets and associated cash to an offshore entity by a third-party manager without proper consent. As a result, the Company determined that the cells no longer have income generating capacity, and recorded an other-than-temporary impairment of $2.6 million on the consolidated statements of operations reducing the carrying value of these equity method investments to $0.
Stock-Based Compensation
The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation ("ASC 718"). The Company recognizes stock-based compensation cost equal to the fair value of the stock based awards granted to employees or non-employee directors over the requisite service period, which is the period during which the employee or non-employee director is required to provide service in exchange for the award. The Company accounts for forfeitures of stock-based awards as they occur.
The Company's outstanding awards consist of membership units and profit interests units (PIUs) that contain service-based and, in some cases, performance-based vesting conditions. For awards that contain only service-based vesting conditions, compensation expense is recognized using the straight-line attribution method. For awards that include performance-based vesting conditions, compensation expense is recognized only when achievement of the performance condition is considered probable.
Stock-based compensation expense is recorded within operating expenses in the consolidated statements of operations.
Revenue Recognition
The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"). The Company’s revenues are derived primarily from commissions and fees earned under written contracts or customary business arrangements with clients and insurance carrier partners for providing insurance brokerage, risk management, and other consulting services.
Commissions
The Company earns commission revenue for placing property and casualty, employee benefits, and other insurance coverage on behalf of its clients, which are commercial entities or individuals needing insurance or employers sponsoring employee benefit plans. Commissions are generally calculated as a percentage of premium or, for certain employee benefits arrangements, based on employee headcount. Commission revenue is recognized at a point in time, generally on the effective date of the associated insurance policy, when the Company’s performance obligation is satisfied and the client obtains control of the policy.
Commission revenue is recorded net of estimated policy cancellations based on historical experience and current trends. Commission receivables may be invoiced near the policy effective date, billed in installments during the policy term, or received directly from insurance carrier partners under direct bill arrangements. Regardless of billing or payment terms, commission revenue is recognized at the policy effective date, which is when the Company’s performance obligation is satisfied. For direct bill arrangements, when commissions have been earned but not yet remitted, the Company records a contract asset based on estimated amounts due at the policy effective date.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

Fees
The Company earns fee revenue for providing risk management or other consulting services, such as benefits administration, to clients for a negotiated fee. Fee revenues are recognized over time as the performance obligations within the contract are satisfied and when the Company has transferred control of the related services to the customer.
Contingent and supplemental commissions
Contingent and supplemental commissions represent variable consideration that is earned by the Company as a sales incentive provided by certain insurance company partners. The Company considers its insurance company partners to be its customers in these arrangements. Contingent and supplemental commissions are primarily based on factors such as volume, growth, loss performance or retention. For contingent and supplemental commissions based on reasonably predictable measures, the Company estimates the amount expected to be earned and recognizes revenue as the underlying policies are placed. Estimates are updated and adjustments are recorded when payments are received or as additional information becomes available. Contingent commissions associated with loss performance are uncertain; and therefore, recognition is constrained to prevent significant reversal as loss data remains subject to material change.
Deferred Commission Expense
The Company pays an incremental amount of compensation in the form of producer commissions on new business. In accordance with ASC Topic 340, Other Assets and Deferred Costs ("ASC 340"), these incremental costs are deferred and amortized over five years, which represents management’s estimate of the average benefit period for new business.
Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.
Income Taxes
The Company is a limited liability company taxed as a partnership for U.S. federal, state, and local income tax purposes, with income tax liabilities and/or benefits of the Company being passed through to its members. CAH Holdings, Inc., Cobbs, Allen, & Hall Inc., and Hill Administrative Services, Inc. are corporate subsidiaries of the Company and are subject to corporate taxation.
The Company accounts for income taxes pursuant to the asset and liability method which requires the recognition of deferred income tax assets and liabilities related to the expected future tax consequences arising from temporary differences between the carrying amounts and tax bases of assets and liabilities based on enacted statutory tax rates applicable to the periods in which the temporary differences are expected to reverse. Any effects of changes in income tax rates or laws are included in income tax expense in the period of enactment.
The Company and its subsidiaries follow ASC Topic 740, Income Taxes ("ASC 740"). A component of this standard prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no material uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. The Company does not expect any of its tax positions to change significantly in the near term. The Company's policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense.
Fair Value of Financial Instruments
ASC Topic 820, Fair Value Measurement ("ASC 820") establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy under ASC Topic 820 are described below:
•Level 1 Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

•Level 2 Inputs to the valuation methodology are quoted market prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.
•Level 3 Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The fair value measurement level for assets and liabilities within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, fiduciary cash, restricted cash, commissions and fees receivable, fiduciary liabilities, commission and bonuses payable, escrow payables, and other current liabilities, approximate their fair values because of the short maturity and liquidity of those instruments.
Contingencies
The Company accounts for contingencies in accordance with ASC Topic 450-20, Loss Contingencies ("ASC 450-20"). Under US GAAP, we are required to establish reserves for loss contingencies when the loss is probable and we can reasonably estimate financial impact. We are required to assess the likelihood of material adverse judgments or outcomes, as well as potential ranges or probability of losses. Liabilities for loss contingencies arising from various claims and legal actions are recorded when it is probable that a liability has been incurred and the amount is reasonably estimable.
Advertising Expense
The Company expenses advertising costs as they are incurred. During the years ended December 31, 2024 and 2023, the Company incurred advertising expenses of $6.1 million and $3.8 million, respectively, which is included in other operating expenses, net in the consolidated statements of operations.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents, restricted cash, and fiduciary cash. The Company manages this risk by using creditworthy financial institutions and participation in a reciprocal deposit services platform offered by a privately held financial institution. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. As of December 31, 2024 and 2023 and during the years then ended, deposits exceed amounts insured by the FDIC. The Company has not experienced any losses from its deposits.
The Company has commissions and fees receivable that also potentially subject it to concentration of credit risk. Credit risk is minimized by the large number of customers, by credit policies, and by ongoing account monitoring procedures, as well as by the fact that most policies require payment in order for the customer to maintain coverage.
Recently Issued Accounting Standards
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) – Improvements to Income Tax Disclosures, which includes amendments that further enhance tax disclosures, primarily related to the rate reconciliation and required disclosure of income taxes paid by jurisdiction. This ASU is effective for for fiscal years beginning after December 15, 2024. The Company is still assessing the effect of this update on the consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses, which requires disclosures about the nature of expenses presented on the face of the income statement. The guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the disclosures in the consolidated financial statements.
The Company has assessed other accounting pronouncements issued or effective through the issuance date of these consolidated financial statements and for the year ended December 31, 2024, and deemed they were not applicable to the Company or are not anticipated to have a material effect on the consolidated financial statements.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

3. Revenue Recognition
The following table presents revenues disaggregated by revenue stream:

	Years Ended December 31,
(in thousands)	2024	2023
Commissions	$206,720	$211,511
Fees	57,672	47,242
Contingent and supplemental commissions	11,045	8,797
Investment income (1)	5,848	3,282
Other income (2)	752	483
Total revenue	$282,037	$271,315
__________
(1)     Investment income primarily represents interest earnings on cash held in a fiduciary capacity and interest income on subordinated notes.
(2)     Other income primarily consists of referral income from premium finance partners.
Contract assets and liabilities
Contract assets arise when the Company recognizes revenue for amounts that have been earned but not yet billed, primarily related to direct bill commission accruals. Contract liabilities represent amounts billed or received in advance of the Company’s performance obligations and are recognized as revenue when the related services are provided.
The balances of contract assets and liabilities arising from contracts with customers were as follows:

	As of December 31,
(in thousands)	2024	2023
Contract assets	$35,319	$30,880
Contract liabilities	$10,062	$8,162
Contract assets are reflected in commissions and fees receivable, net on the consolidated balance sheets. Contract liabilities are reflected in other liabilities on the consolidated balance sheets as they will be recognized within one year. During the years ended December 31, 2024 and 2023, the Company recognized revenue of $6.4 million and $5.1 million related to the contract liabilities balance at December 31, 2023 and 2022, respectively.
Deferred commission expense
Deferred commission expense represents producer commissions that are capitalized and not yet expensed and are included in other assets on the consolidated balance sheets and amortized through commissions expense, employee compensation, and benefits in the consolidated statements of operations.
The table below provides a rollforward of deferred commission expense:

	Years Ended December 31,
(in thousands)	2024	2023
Balance at beginning of year	$5,294	$2,275
Costs capitalized	3,620	3,474
Amortization	(1,279)	(455)
Balance at end of year	$7,635	$5,294

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

4. Variable Interest Entities
ASC 810 requires a reporting entity to consolidate a VIE when the reporting entity has a variable interest or combination of variable interests that provide the entity with a controlling financial interest in the VIE. A reporting entity is considered to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb the losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE. As of December 31, 2024, the Company is the primary beneficiary of one consolidated VIE for which it does not hold a majority voting interest: Dorset Peak Investments, LLC ("DP Investments").
DP Investments was formed to engage in risk management consulting and insurance due diligence services. Its primary activities include sourcing and structuring specialized insurance solutions for clients. DP Investments is a VIE as it does not have sufficient equity to finance its activities without additional subordinated financial support. Assets of DP Investments are restricted for use and are not available to settle obligations of other entities within the Company.
As of December 31, 2024, DP Investments had total assets of $21.4 million and total liabilities of $6.0 million included in the consolidated balance sheets.
For the period ended December 31, 2024, DP Investments had total revenues of $8.4 million and net income of $0.2 million included in the consolidated statements of operations.
DP Investments is financed through its own operations and a senior secured term loan from a third party bank. The Company has provided a limited guarantee on this term loan, as further described in Note 9. Long-Term Debt, Net of Issuance Costs.
The Company's maximum exposure to loss as a result of its involvement with these VIEs is primarily limited to its equity investments in and any outstanding loans and financial guarantees provided to the VIEs. As of December 31, 2024, the Company’s maximum exposure to loss related to its consolidated VIEs was approximately $15.4 million, representing the net assets of the VIEs recorded on its consolidated balance sheets.
5. Business Combination
On September 19, 2024 (the "Acquisition Date"), the Company purchased certain assets and assumed certain liabilities of Media Guarantors Holdings, LLC and its subsidiary businesses (collectively referred to as “Media Guarantors”). Media Guarantors provides completion guarantee products for film and television productions. The purchase was accounted for using the acquisition method.
Goodwill of $7.6 million recognized from this acquisition is primarily attributable to the expected synergies from integrating Media Guarantors' specialized products into the Company's broader insurance and advisory platform.
The total consideration paid for the purchased assets of Media Guarantors was $10.1 million, paid or payable in cash. The recorded purchase price includes $0.5 million related to the fair value of contingent consideration payable to the seller. The contingent consideration payable is included as a component of other long-term liabilities on the consolidated balance sheets. The contingent consideration is an earnout payment based on the achievement of Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) growth in excess of an established target. The final earnout payment will be determined in the second year after the Acquisition Date. Refer to Note 6. Fair Value Measurement for details on the fair value methodology and the use of Level 3 fair value inputs. Any subsequent changes in the fair value of contingent consideration will be recorded in other operating expenses, net in the consolidated statements of operations when incurred.
The operating results of this business combination have been included in the Company’s consolidated statements of operations since the Acquisition Date. The Company recognized total revenues and net income from the acquired subsidiary business combination of $1.6 million and $0.3 million, respectively, for the year ended December 31, 2024.
Acquisition-related costs incurred in connection with the business combination are recorded in other operating expenses, net in the consolidated statements of operations. The Company incurred $0.6 million of acquisition-related costs from its business combination for the year ended December 31, 2024.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

The table below provides a summary of the total consideration and the estimated purchase price allocations for the business acquisition.

(in thousands)	Media Guarantors
Cash consideration paid	$9,608
Fair value of contingent consideration	450
Total consideration	10,058
Fiduciary cash	10,154
Intangible assets, net	2,525
Goodwill	7,551
Total assets acquired	20,230
Accounts payable	(18)
Fiduciary liabilities	(10,154)
Total liabilities assumed	(10,172)
Net assets acquired	$10,058
The Company used independent third-party valuation specialists to assist in determining the fair value of the acquired intangible assets. Provisional estimates of fair value are established on the Acquisition Date. Such estimates are preliminary in nature and, therefore, could be subject to material adjustments. Any necessary adjustments must be finalized within one year of the Acquisition Date (i.e., the measurement period). There are significant estimates used in determining the fair values of certain intangible assets acquired, which consist of customer relationships, trade name and non-compete agreements.The fair values of acquired intangible assets were determined as follows:
•Customer Relationships: The fair value of $2.1 million was estimated using the multi-period excess earnings method under the income approach. This intangible asset is being amortized over an estimated useful life of 15 years, in line with the expected economic benefits.
•Trade Name: The fair value of $0.3 million was estimated using the relief-from-royalty method under the income approach. This intangible asset has been determined to have an indefinite useful life and will be tested for impairment annually.
•Non-competition Agreements: The fair value of $0.2 million was estimated using the with-and-without method under the income approach. This intangible asset is being amortized over its contractual life of 5 years.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

6. Fair Value Measurement
Recurring Measurements
The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis within each level of the fair value hierarchy:

	Level 3
	As of December 31,
(in thousands)	2024	2023
Assets:
Interest rate caps	$946	$995
Marketable securities	393	411
Total assets measured at fair value	$1,339	$1,406

Liabilities:
Contingent consideration	$1,800	$2,000
Total liabilities measured at fair value	$1,800	$2,000
The fair value of the interest rate caps were obtained from the Company’s financial institution's derivative team that sold the initial instrument. The financial institutions price the caps using active bids (when available) and when bids are not available, a valuation methodology that discounts the future expected receipts that would occur if variable interest rates rose above the strike rates of the caps. Management compared the value derived from the financial institution to expected cash receipts based on current market conditions and accepted the value provided without adjustment.
Marketable securities are carried at fair values primarily obtained from outside financial institutions. There is no actively traded market for these investments.
The following table includes a rollforward of assets classified by the Company within Level 3 of the valuation hierarchy for the years ended December 31, 2024 and 2023:

(in thousands)	Interest rate caps	Marketable securities
Balance as of December 31, 2022	$1,014	$462
Additions	463	—
Change in fair value	(482)	(51)
Balance as of December 31, 2023	995	411
Additions	743	—
Change in fair value	(792)	(18)
Balance as of December 31, 2024	$946	$393
Methodologies used for liabilities measured at fair value on a recurring basis within Level 3 of the fair value hierarchy at December 31, 2024 and 2023 are based on limited unobservable inputs. These methods may produce a fair value calculation that may not be indicative of the net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The Company measures the contingent consideration liabilities at fair value at each reporting period using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company values their contingent consideration liabilities using a probability weighted value analysis or a Monte Carlo simulation.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

The Company uses a probability weighted value analysis as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are projections of operating results and projections of market multiples over the earnout period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs would result in a significantly higher or lower liability. Ultimately, the liability will be equivalent to the amount settled, and the difference between the fair value estimate and amount settled will be recorded in earnings.
The Company uses the Monte Carlo simulation under a risk-neutral framework to simulate the present value of the contingent consideration payment for 50,000 iterations. The Company simulated future EBITDA and discounted the forecasted EBITDA at a risk-adjusted discount rate and used the present value of EBITDA as a starting point in the simulation. For each simulation path, the Company calculated the contingent consideration payment as of the Acquisition Date and then discounted the simulated payment at the Company’s estimated cost of debt. The Company estimated the fair value of the contingent consideration as the average present value of the simulated contingent consideration payment over all simulated paths.
Changes in the fair value of contingent consideration during the years presented were as follows:

(in thousands)	Amount
Fair value of contingent consideration at January 1, 2023	$3,000
Payments of contingent consideration	—
Changes in fair value of contingent consideration	(1,000)
Fair value of contingent consideration as of December 31, 2023	2,000
Acquisition date fair value of contingent consideration recorded	450
Payments of contingent consideration	—
Changes in fair value of contingent consideration	(650)
Fair value of contingent consideration as of December 31, 2024	$1,800
For the years ended December 31, 2024 and 2023, a gain of $0.7 million and $1.0 million, respectively, was recorded primarily due to adverse changes in expectations of the operating results of DP Investments. The Company estimates that potential contingent consideration payments of up to $1.8 million may be paid; however, there is no contractual maximum.
The Company’s policy is to recognize transfers between fair value hierarchy levels at the end of the reporting period; no such transfers occurred in 2024 or 2023.
Financial Instruments Not Measured at Fair Value
The Company carries long-term debt at amortized cost, which approximates fair value as its long-term debt primarily bears variable interest rates.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

7. Property and Equipment, Net
Property and equipment, net consists of the following:

	As of December 31,
(in thousands)	2024	2023
Leasehold improvements	$4,003	$3,584
Office equipment	4,110	3,800
Furniture and fixtures	2,806	1,624
Construction-in-process	2,812	529
Airplane	800	800
Automobiles	573	422
Total property and equipment	15,104	10,759
Less: Accumulated depreciation	(6,975)	(6,146)
Total property and equipment, net	$8,129	$4,613
8. Intangible Assets, Net and Goodwill
Intangible assets consist of the following:

	December 31, 2024			December 31, 2023
(in thousands)	Carrying Value	Accumulated Amortization	Net Carrying Value	Carrying Value	Accumulated Amortization	Net Carrying Value
Amortizable intangible assets:
Customer relationships	$21,900	$(6,185)	$15,715	$19,033	$(5,020)	$14,013
Capitalized software	18,410	(10,757)	7,653	15,035	(6,045)	8,990
Non-compete agreements	5,025	(2,364)	2,661	4,875	(1,381)	3,494
Total amortizable intangible assets	45,335	(19,306)	26,029	38,943	(12,446)	26,497
Indefinite lived intangible assets - Trade names	2,413	—	2,413	2,088	—	2,088
Total intangible assets	$47,748	$(19,306)	$28,442	$41,031	$(12,446)	$28,585
Future annual estimated amortization expense over the next five years for intangible assets is as follows (in thousands):

2025	$5,077
2026	5,077
2027	4,065
2028	1,349
2029	1,342
Thereafter	9,119
Total	$26,029
The changes in carrying value of goodwill are as follows (in thousands):

Total
Balance as of December 31, 2023	12,648
Goodwill of acquired business	7,551
Balance as of December 31, 2024	$20,199
There were no changes in the carrying value of goodwill for the year ended December 31, 2023.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

9. Long-Term Debt, Net of Issuance Costs
As of December 31, long-term debt, net of issuance costs consists of the following:

(in thousands)	2024	2023
Term loan – Lake Forest, variable interest rate (7.07% and 7.60% at December 31, 2024 and 2023, respectively) due quarterly, balloon at maturity of December 2027, secured by substantially all assets of the Company	$70,052	$59,955
Term loan – Lake Forest, variable interest rate (7.07% at December 31, 2024) due quarterly, balloon at maturity of December 2027, secured by substantially all assets of the Company	14,625	—
Revolving loan – Lake Forest, variable interest rate (7.07% at December 31, 2024), maturity of December 2026, secured by substantially all assets of the Company	8,914	—
Term loan – MVB Bank, fixed interest rate of 6.51% and required curtailments due quarterly, maturity of July 2027, secured by substantially all assets of DP Investments and limited guarantee by CAC Holdings, LLC	4,533	5,391
Note payable – 7.5% prime interest rate at December 31, 2024, maturity of April 2028, unsecured	37,515	—
Note payable – 7.5% and 8.5% prime interest rate at December 31, 2024 and 2023, respectively, maturity of April 2027, unsecured	5,101	6,801
Note payable – 7.5% prime interest rate at December 31, 2024, maturity of September 2028, unsecured	852	—
Note payable – 7.5% prime interest rate at December 31, 2024, maturity of January 2028, unsecured	562	—
Note payable – Lake Forest, fixed interest rate of 6.3%, maturity of November 2029, secured by cash surrender value of life insurance policies	1,621	—
Note payable – related party – 0% interest rate, maturity of March 2024, unsecured	—	2,500
Total	143,775	74,647
Less: Debt issuance costs, net	208	190
Less: Current portion	18,976	8,174
Long-term debt, net of issuance costs	$124,591	$66,283
Future maturities of long-term debt are as follows (in thousands):

2025	$18,976
2026	28,751
2027	84,835
2028	9,592
2029	1,621
Total	$143,775
The Company is party to a credit agreement with Lake Forest Bank & Trust, N.A. which provides senior secured credit facilities in an aggregate principal amount of $125.7 million (the “Lake Forest Credit Agreement”), which consist of (i) a term loan facility in the principal amount of $45.9 million maturing December 31, 2027 (the “Lake Forest Term Loan”); (ii) a delayed draw term loan with commitments in aggregate of $29.8 million maturing December 31, 2027; (iii) a delayed draw term loan with commitments in aggregate of $15.0 million maturing December 31, 2027; and (iv) a revolving credit facility with commitments in an aggregate principal amount of $35.0 million maturing December 31, 2026 (the “Revolving Facility”). On July 22, 2024, the Company amended the Lake Forest Credit Agreement to increase the commitment limit on the revolving loan, extend the draw timeline for the existing delayed draw term loan, add a second delayed draw term loan, and modify the limits of the leverage ratio.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

The Lake Forest Credit Agreement is secured by substantially all assets of the Company. The Company is subject to certain restrictive financial covenants related to the Lake Forest Credit Agreement. The Company was in compliance with these covenants as of December 31, 2024 and 2023.
The Company provides a limited guarantee for its consolidated subsidiary, DP Investments, on a senior secured term loan in an aggregate principal amount of $6.6 million maturing July 1, 2027 (the “MVB Term Loan”). The maximum potential amount of future payments under the guarantee is $4.5 million and $5.4 million as of December 31, 2024 and 2023, respectively, and the duration of the guarantee extends through July 1, 2027. The Company’s exposure to loss in connection with this guarantee is limited by a financial guaranty insurance policy with an aggregate policy limit for the full amount of original principal of $6.6 million.
DP Investments is subject to certain restrictive financial covenants related to the MVB Term Loan. DP Investments was in compliance with these covenants as of December 31, 2024 and 2023.
In certain cases, the Company issues notes payable to its members upon redemption of their members' interests or noncontrolling interests. These notes are payable in four equal installments ending throughout 2028 and 2029.
During 2024 the company issued a note payable to Lake Forest Bank & Trust Company, N.A. for $1.6 million. The note bears interest at 6.3% at December 31, 2024 and is secured by the cash surrender value of the existing life insurance policies owned by the Company.
10. Leases
The Company has operating leases relating to its office space (including from a related party - see Note 16. Related Party Transactions) under month-to-month and long-term leases, which contain various renewal options and operating expense charge provisions. The Company also leases certain office equipment through short-term operating leases.
Operating lease right-of-use assets and lease liabilities were as follows:

	As of December 31,
(in thousands)	2024	2023
Assets:
Right-of-use assets	$17,734	$17,269
Liabilities:
Current portion of operating lease liability	3,066	2,034
Operating lease liability, net of current portion	18,859	18,321
Total operating lease liabilities	$21,925	$20,355
The components of the lease costs were as follows:

	Years Ended December 31,
(in thousands)	2024	2023
Operating lease costs	$3,727	$2,661
Variable lease costs	962	777
Operating lease cost for short-term leases was approximately $0.6 million and $0.3 million for the years ended December 31, 2024 and 2023, respectively.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

Supplemental cash flow information relating to our leases was as follows:

	Years Ended December 31,
(in thousands)	2024	2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$2,949	$2,505

Operating lease non-cash items:
Right-of-use assets obtained in exchange for operating lease liabilities	2,625	8,823
Right-of-use assets increased through lease modifications and reassessments	303	99
Weighted average remaining lease terms and discount rates were as follows:

	December 31,
	2024	2023
Operating leases:
Remaining lease term based on last payment (in years)	8.7	10.8
Remaining lease term based on end date (in years)	8.73	7.44
Discount rate	6.42%	6.04%
Future minimum rental commitments under office lease agreements having terms of more than one year are as follows:

(in thousands)	Minimum Future Lease Payments
2025	$4,215
2026	4,318
2027	3,106
2028	2,928
2029	2,823
Thereafter	12,846
Total lease payments	30,236
Less: imputed interest	(8,179)
Lease liabilities	$22,057
Minimum future remaining lease payments from related party leases is approximately $3.3 million as of December 31, 2024.
11. Income Taxes
Income tax expense is based on pre-tax income (after the exclusion of nontaxable income and expense items) for taxable entities within the Company structure and includes deferred tax expenses related to the current year change in deferred tax assets and liabilities.
Federal and state income tax receivable was $0.2 million and $1.0 million at December 31, 2024 and 2023, respectively.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

The components of income tax expense for the years ended December 31, is as follows:

(in thousands)	2024	2023
Current:
Federal	$3,604	$4,230
State	946	1,059
Total current tax expense	4,550	5,289
Deferred:
Federal	(435)	1,398
State	(66)	348
Total deferred tax (benefit) expense	(501)	1,746
Total income tax expense	$4,049	$7,035
Income taxes for financial reporting purposes differ from the amount computed by applying the statutory federal income tax rate of 21% for the years ended December 31, for the reasons below:

(in thousands)	2024	2023
Tax (benefit) on loss computed at statutory federal income tax rate	$(21,968)	$(7,410)
Loss not subject to corporate taxation	25,993	13,134
Increase (decrease) in taxes resulting from:
State taxes (benefit), net of federal	663	1,134
Permanent items	323	375
Prior period adjustments	(891)	(377)
Other	(71)	179
Income tax expense	$4,049	$7,035
The components of the net deferred tax asset as of December 31, is as follows:

(in thousands)	2024	2023
Deferred tax assets:
Investments	$4,381	$3,249
Lease Liability	1,465	1,564
Accrued Expenses	479	464
Other	42	112
Deferred tax assets net of valuation allowance	6,367	5,389
Deferred tax liabilities:
Deferred Revenue	(2,089)	(2,002)
ROU Assets	(1,404)	(1,543)
Contingent Revenue	(1,470)	(1,310)
Capitalized Contract Costs	(724)	(535)
Prepaid Expenses	(323)	(200)
Other	(184)	(128)
Total deferred tax liabilities	(6,194)	(5,718)
Net deferred tax asset (liability)	$173	$(329)
The application of U.S. GAAP requires the Company to evaluate the recoverability of deferred tax assets and establish a valuation allowance if necessary to reduce the deferred tax asset to an amount that is more likely than not expected to be realized. The company has determined no valuation allowance should be recognized for deferred tax assets as of December 31, 2024 or 2023.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

As of December 31, 2024, the Company has not recognized any uncertain tax positions. Further, the Company has recognized an immaterial amount of interest and penalties for the years ended December 31, 2024 and 2023, respectively.
The Company is subject to federal examination for tax years beginning with the year ended December 31, 2021. During 2024, the Company was notified by the tax authorities for an audit of the 2021 tax year. The audit concluded on September 30, 2024, and resulted in a net refund to the Company of $0.2 million.
12. Employee Benefit Plan
Substantially all employees of the Company are eligible to participate in a 401(k) savings plan. For the years ended December 31, 2024 and 2023, the Company made matching contributions under the terms of this plan on behalf of the employees of $2.6 million and $2.3 million, respectively.
13. Stock-Based Compensation
The Company has granted and may grant Common Units as capital interests or profits interests to employees, consultants, vendors, or strategic partners (“Participants”) in connection with their service to the Company (“Service Provider Units”). The issuance of all Service Provider Units is governed by the Company’s Limited Liability Company Agreement (the “LLC Agreement”). The LLC Agreement provides that the Company can issue Service Provider Units during any calendar year in an amount that results in up to 6% dilution of the existing members without board approval, subject to certain other limitations.
Membership Units
Historically the Company has granted capital interest Service Provider Units to its employees (the "Membership Units"). The terms of the Company’s outstanding Membership Units may include service or performance conditions. In addition, vesting is accelerated on all unvested Membership Units in the event of a change of control of the Company. Membership Units are accounted for as liability-classified awards as the risk and rewards of ownership are not transferred to the Participants due to certain repurchase provisions. As such, awards are measured based on their fair value as of each reporting date and compensation expense is recognized over the relevant requisite service period. Total stock-based compensation expense related to vested Membership Units for the years ended December 31, 2024 and 2023 was $134.6 million and $88.0 million, respectively, and is included in commissions, employee compensation, and benefits on the consolidated statements of operations.
The following table summarizes the activity for outstanding Membership Units granted by the Company:

Membership units
Outstanding at January 1, 2023	314,930
Granted	6,684
Forfeited	(655)
Repurchased	(19,641)
Outstanding at December 31, 2023	301,319
Granted	4,445
Forfeited	(667)
Repurchased	(43,532)
Outstanding at December 31, 2024	261,566

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

The following table summarizes the activity for unvested and outstanding Membership Units granted by the Company:

Membership units
Unvested and outstanding at January 1, 2023	10,755
Granted	6,684
Vested	(10,650)
Forfeited	(655)
Unvested and outstanding at December 31, 2023	6,136
Granted	4,445
Vested	(3,688)
Forfeited	(667)
Unvested and outstanding at December 31, 2024	6,226
The Company had $14.1 million of total unrecognized compensation cost related to non-vested Membership Units at December 31, 2024, which is expected to be recognized over a weighted-average period of 2.20 years or upon the occurrence of a change in control.
The fair value of each Membership Unit was estimated at each reporting period using an option-pricing model based on the following assumptions for the years ended:

	December 31, 2024	December 31, 2023
Expected volatility	30.00%	30.00%
Risk-free interest rate	4.23%	3.89%
Expected term - in years	3.00	4.00
2023 PIU Awards
The Company entered into Service Provider Profit Interest Unit Agreements (the “SPU Agreements”) in 2023 to grant profits interest Service Provider Units as compensation to its key employees and board members (collectively, the “2023 PIU Participants”). These awards, referred to as profits interest units (“2023 PIUs”), represent an ownership and beneficial interest in the Company. The 2023 PIUs are subject to a two-year service-based vesting period. In the event of termination of employment within two years of the grant date, all unvested units are forfeited by the 2023 PIU Participant.
Effective January 1, 2023, the Company granted 76,041 2023 PIUs. No additional 2023 PIUs were granted subsequently. Holders of these awards are eligible to participate in distributions, with the total aggregate distribution amount determined by the Company’s growth during the 2023 fiscal year. Based on a valuation performed as of December 31, 2023, holders of 2023 PIUs are entitled to receive distributions up to a maximum of $235.12 per unit. Upon receiving the full distribution amount, 2023 PIU Participants forfeit any further economic rights, and the units are effectively redeemed. Should a 2023 PIU Participant’s service be terminated before the 2023 PIUs are fully redeemed, the Company retains the option to either repurchase the units at the lesser of their fair value or the maximum per-unit cap, or allow the 2023 PIU Participant to receive future distributions up to the remaining aggregate cap.
The 2023 PIUs can only be monetized through a distribution event, which is within the control of the Company. As such, stock-based compensation expense for the 2023 PIUs will not be recognized until a distribution event occurs. The 2023 PIUs will receive a distribution concurrent with a change in control.
For the years ended December 31, 2024 and December 31, 2023, none of the 2023 PIUs were forfeited or repurchased. All the outstanding 2023 PIUs vested on December 31, 2024. The weighted-average grant date fair value of the 2023 PIUs was $130.
The Company has unrecognized compensation cost related to the 2023 PIUs of $9.9 million at December 31, 2024, which is expected to be recognized upon the occurrence of a change in control.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

14. Redeemable Members' Interests and Noncontrolling Interests
Redeemable Members' Interests
At December 31, 2024 and 2023, redeemable members’ interests included Common Units. Members holding Common Units generally do not hold voting rights except with respect to matters expressly reserved for within the Company's Amended and Restated Limited Liability Agreement. Management of the Company is vested in the Board of Managers, which has full and complete power and authority to manage and control the business. The Board of Managers consists of 9 managers who are appointed by a Nominating Committee and approved by the previous Board of Managers on an annual basis.
Substantially all of the Company's membership interests are held by employees. These interests were purchased by the Company's employees at fair value, and are redeemable by the employees at their option under certain termination scenarios for the fair value as determined at the most recent valuation date. Redemptions are payable in cash or a combination of cash and notes payable.
As of December 31, 2024 and 2023, there were 5,840 and 5,018 units issued and outstanding, respectively. All of the units are subject to possible redemption and have been classified as Redeemable members' interests. As of December 31, 2024 and December 31, 2023, the membership interests were not considered probable of becoming redeemable. As such, the carrying value of the membership interests have not been adjusted to their redemption amounts.
Noncontrolling Interests
For consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests, and the portion of members’ equity of such subsidiaries is presented as noncontrolling interests on the consolidated balance sheets.
During the years ended December 31, 2024 and December 31, 2023 the Company acquired additional nonvoting economic interest of 16% and 16%, respectively, in its consolidated subsidiary, DP Investments, in exchange for issuing membership units of the Company. As the Company retained its controlling financial interest in DP Investments, these transactions were accounted for as equity transactions.
Redeemable Noncontrolling Interests
Certain of the Company's noncontrolling interests are held by employees of the consolidated subsidiary. These interests were purchased by the Company's employees at fair value, and are redeemable by the employees at their option under certain termination scenarios for the fair value as determined at the most recent valuation date. Redemptions are payable in cash or a combination of cash and notes payable.
In addition, for a thirty day period after obtaining an appraisal of equity fair values as of June 30, 2026, the Company has the right to cause certain employees to exchange their redeemable noncontrolling interests for Company Common Units in an amount determined using the most recently appraised values for the Company Common Units and the redeemable noncontrolling interests, respectively. If the Company does not exercise this option during the thirty day period, the employees will have a ninety day period under which they will have the right to cause the exchange under the same terms, if agreed to by a super majority of the relevant employees.
As of December 31, 2024 and December 31, 2023, the redeemable noncontrolling interests were not considered probable of becoming redeemable. As such, the carrying value of the redeemable noncontrolling interests have not been adjusted to their redemption amounts.
15. Commitments And Contingencies
The Company is involved in various lawsuits in the normal course of business. Accordingly, management believes adequate provision for any contingent liabilities in excess of amounts covered by insurance has been made in the accompanying consolidated financial statements.
Management cannot predict the outcome of the lawsuits or estimate the amount of any loss that may result. Management believes that losses resulting from these matters, if any, may be covered under the Company’s liability insurance policy and will not have a material effect on the financial position of the Company.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

16. Related Party Transactions
The Company leases its Birmingham, Alabama office building from a company owned by members of the Company's management (see Note 10. Leases). In November 2023, the Company extended the lease expiration from 2025 to 2030. Rent expense under the lease was $0.3 million for the years ended December 31, 2024 and 2023, which represents current negotiated market rates for the respective periods.
17. Subsequent Events
On January 15, 2025, the Company declared and paid a member distribution to the members of the Company totaling $1.9 million.
On March 10, 2025, the Company amended its credit agreement with Lake Forest Bank & Trust, N.A. to contemplate a potential acquisition of DP Litfin Holdings LLC (“DP LitFin”) by DP Capital at a future date. The operating results of DP LitFin and its subsidiaries will be excluded from adjusted EBITDA and funded debt in key debt covenant calculations if an acquisition were to occur in the future.
On March 13, 2025, the Company drew $5.0 million on its revolving facility with Lake Forest Bank & Trust, N.A.
On March 31, 2025, the Company disposed of an equity method investment for total consideration of $3.1 million.
On April 30, 2025, the Company executed a multi-step unit contribution and exchange transaction to consolidate the ownership of its wholly owned subsidiary with outstanding redeemable noncontrolling interests. All redeemable noncontrolling interests were redeemed for a combination of cash and Common Units.
On June 30, 2025, the Company amended its credit agreement with Lake Forest Bank & Trust, N.A. to refresh our incremental term loan advance of $25.0 million, and amended certain definitions related to adjusted EBITDA, asset dispositions, leverage ratios, and mandatory repayment provisions. As a result of the refinancing, the revolving line of credit of $35.0 million will have capacity to draw for future needs.
During July and August 2025, the Company redeemed an aggregate of $22.1 million of units in exchange for $5.8 million in cash and $16.5 million in notes payable, with each note bearing interest at the prime rate published in the Wall Street Journal, maturing four years from its issuance date.
On September 26, 2025, the Company extinguished a note payable to a unitholder with an outstanding principal balance of $28.1 million and accrued interest payable of $0.7 million through the issuance of 11,621 units of the Company's Member units.
On September 30, 2025, the Company entered into Service Provider Profit Interest Unit Agreements (the “2025 SPU Agreements”) effective September 30, 2025 to grant profit interests Service Provider Units to its key employees and board members (collectively, the “2025 PIU Participants”). These awards, referred to as profits interest units (“2025 PIUs”), represent an ownership and beneficial interest in the Company. The Company granted 13,060 2025 PIUs on September 30, 2025. The PIUs are subject to a two-year service-based vesting period. In addition to a two-year service condition, these awards contain a market condition tied to the Company’s growth in 2025. The final number of units issued to 2025 PIU Participants will be adjusted on January 1, 2026, based on a pre-determined formula. In the event of a distribution prior to January 1, 2026, the aggregate value of the distribution for the 2025 PIUs will be capped at $45.0 million. In the event of termination of employment within two years of the grant date, all unvested units are forfeited by the 2025 PIU Participant. The vesting of all outstanding 2025 PIUs is fully accelerated upon the occurrence of a change in control.
On October 1, 2025, the Company received an additional 16% nonvoting economic interest in DP Investments in exchange for membership units of the Company. As a result, the Company holds a 100% economic interest in DP Investments.
On October 1, 2025, the Company disposed of an equity method investment for total consideration of $0.9 million.
On October 7, 2025, DP Investments repaid their outstanding long-term debt held with MVB bank totaling $3.9 million.
On October 28, 2025, the Company redeemed $20.7 million of its Common Units for $5.2 million in cash and $15.5 million in a note payable. The note bears interest at the prime rate published in the Wall Street Journal and will mature on October 28, 2029.

Cobbs Allen Capital Holdings, LLC and Subsidiaries
Notes to Consolidated Financial Statements

On December 2, 2025, the Company entered into a definitive agreement to sell its business to the Baldwin Insurance Group, Inc. (the “Buyer”). The aggregate purchase price is $1,026.0 million, subject to customary adjustments for cash, indebtedness, working capital, and transaction expenses. The transaction is expected to close in the first quarter of 2026, subject to customary closing conditions and regulatory approval. Upon closing, the Membership Units, 2023 PIUs, and 2025 PIUs will be settled either in cash or a combination of cash and shares of the Buyer. At that time, the Company will accelerate any unrecognized compensation expense equal to the incremental value associated with the stock-based compensation awards, if any.
Management has evaluated subsequent events through December 15, 2025, the date the financial statements were available to be issued. Based on this evaluation, management determined that no other subsequent events occurred that would require adjustment to, or disclosure in, these financial statements.